Exhibit 99.1
COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2010
BALANCE SHEET

	As of	As of
($ in 000s)	6/30/2010	12/31/2009
ASSETS
Real Estate Assets
Operating Properties	$3,250,350	$3,210,350
Undeveloped Land & Construction in Progress	276,768	237,100

Total Real Estate, before Depreciation	3,527,118	3,447,450
Less: Accumulated Depreciation	(579,517)	(519,728)
Real Estate Assets Held for Sale, net	33,323	65,022

Net Real Estate Assets	2,980,924	2,992,744

Cash and Equivalents	3,735	4,590
Restricted Cash	8,169	7,952
Accounts Receivable, net	17,732	33,934
Notes Receivable	44,480	22,208
Prepaid Expenses	24,833	16,503
Deferred Debt and Lease Costs	22,209	22,560
Investment in Unconsolidated Subsidiaries	39,007	17,422
Other Assets	54,797	54,719

Total Assets	$3,195,886	$3,172,632

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$303,115	$310,546
Notes and Mortgages Payable	1,404,716	1,393,797

Total Long-Term Liabilities	1,707,831	1,704,343

Accounts Payable	27,978	28,299
Accrued Interest	11,834	13,133
Accrued Expenses	25,302	26,142
Investment in Unconsolidated Subsidiaries	22,110	—
Other Liabilities	12,877	15,054

Total Liabilities	1,807,932	1,786,971

Redeemable Common Units	133,399	133,537

EQUITY
Noncontrolling Interest
Series B 7 1/4%, Preferred Units	100,000	100,000
Limited Partner’s Noncontrolling Interest	807	985

Total Noncontrolling Interest	100,807	100,985

Series D 8 1/8% Preferred Shares (Liquidation Value)	100,118	100,118
Cumulative Earnings	1,279,712	1,296,188
Cumulative Distributions	(1,781,236)	(1,753,015)
Accumulated Other Comprehensive Loss	(2,453)	(2,957)
Common Equity, including additional paid-in capital	1,557,607	1,510,805

Total Equity, including Noncontrolling Interest	1,254,555	1,252,124

Total Liabilities and Equity	$3,195,886	$3,172,632

SHARES & UNITS OUTSTANDING, END OF PERIOD

	As of	As of
(shares and units in 000s)	6/30/2010	12/31/2009
Basic
Shares	71,231	66,366
Operating Partnership Units (OP Units)	7,386	8,163

Total Shares & OP Units	78,617	74,529